Exhibit 99.1

News Release

SECURITY FEDERAL CORPORATION COMPLETES SALE OF COMMON STOCK IN PRIVATE PLACEMENT

Aiken, South Carolina (December 23, 2010) - Security Federal Corporation (OTCBB:SFDL) (“Company”), the holding company for Security Federal Bank (“Bank”), today announced that on December 22, 2010 it sold 82,906 shares of its common stock at $10.00 per share to accredited investors in a private placement. The Company did not use a placement agent, broker or similar service in connection with the private placement. The purchase price of $10.00 per share was approved by the Board of Directors of the Company on October 21, 2010 and was based upon an independent valuation. The approximate $829,060 in net proceeds will be used by the Company for general corporate purposes.

The shares of the Company's common stock issued in conjunction with the private placement were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and are "restricted securities." These shares may not be offered or sold in the United States absent registration with the Securities and Exchange Commission under the Securities Act or an applicable exception therefrom.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly-owned subsidiary, Security Federal Insurance, Inc.

Forward-looking statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the safe harbors of the PSLRA. Any such forward-looking statements are subject to various risks and uncertainties and are therefore qualified by Security Federal Corporation’s cautionary statements contained in its filings with the Securities and Exchange Commission, including, but not limited to Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.   Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statements.

For additional information contact Roy G. Lindburg, Chief Financial Officer, at (803) 641-3000.